PROSPECTUS SUPPLEMENT

(To Prospectus dated September 12, 2019)

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-233567

Up to $15,400,000

Common Shares

This prospectus supplement amends and supplements the information in the prospectus, dated September 12, 2019, filed as a part of our registration statement on Form S-3 (File No. 333-233567), as previously supplemented by our prospectus supplements dated November 22, 2021 and December 28, 2021, or the Prior Prospectus. This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus.  This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus, and any future amendments or supplements thereto.

We filed the Prior Prospectus to register the offer and sale of shares of common shares, no par value (the “Common Shares”), from time to time pursuant to the terms of that certain Equity Distribution Agreement, or the sales agreement, with RBC Capital Markets, LLC, or RBCCM, acting as the agent, and us. Through the date hereof, we have we sold an aggregate of 487,228 Common Shares for an aggregate purchase price of $2,500,069 through RBCCM under the Sales Agreement pursuant to the Prior Prospectus.

We are filing this prospectus supplement to amend the Prior Prospectus to update the amount of shares we are eligible to sell under General Instruction I.B.6. As a result of these limitations and the current public float of our Common Shares, and in accordance with the terms of the Sales Agreement, we may offer and sell shares of our Common Shares having an aggregate offering price of up to $15,400,000 from time to time through RBCCM, which does not include Common Shares having an aggregate sales price of $2,500,069 that were sold pursuant to the Prior Prospectus to date.

The aggregate market value of our common shares held by non-affiliates pursuant to General Instruction I.B.6 of Form S-3 is $50,034,904, which was calculated based on 8,381,056 Common Shares held by non-affiliates at a price of $5.97 per share, the closing price of our common shares on January 3, 2022 . During the 12-calendar month period that ends on, and includes, the date of this prospectus supplement, we sold securities with an aggregate market value of $1,212,902 pursuant to General Instruction I.B.6. of Form S-3.

Our Common Shares are listed on the Nasdaq Capital Market under the symbol “EDSA.” On March 3, 2022, the last reported sale price of our Common Shares on the Nasdaq Capital Market was $3.37 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES OFFERED BY THIS PROSPECTUS SUPPLEMENT HAVE NOT BEEN QUALIFIED FOR DISTRIBUTION IN CANADA AND MAY NOT BE OFFERED OR SOLD IN CANADA EXCEPT PURSUANT TO AN EXEMPTION FROM THE PROSPECTUS REQUIREMENTS UNDER APPLICABLE CANADIAN SECURITIES LAWS. THE COMPANY HAS NOT FILED AND DOES NOT INTEND TO FILE A CANADIAN PROSPECTUS IN CONNECTION WITH THE SECURITIES OFFERED BY THIS PROSPECTUS SUPPLEMENT.

RBC CAPITAL MARKETS

The date of this prospectus supplement is March 4, 2022.